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                                  March 4, 2002

Direct Dial                                                           Client No.
(213) 229-7000                                                     C 66093-00115


Northrop Grumman Corporation
1840 Century Park East
Los Angeles, CA 90067

         Re: Offer to Exchange Common Stock of Northrop Grumman for Capital Stock of TRW and the TRW Merger


Ladies and Gentlemen:

         You have requested our opinion as to certain United States federal income tax consequences of the offer to exchange common stock of Northrop Grumman Corporation, a Delaware corporation, for each outstanding share of capital stock of TRW Inc., an Ohio corporation, and the TRW merger. Capitalized terms used, but not defined herein, have the meaning set forth in the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission on March 4, 2002 ("Registration Statement").

         We hereby confirm our opinion as set forth under the heading "Material U.S. Federal Income Tax Consequences of the Offer to Exchange and the Merger" in the Registration Statement. We also hereby consent to the reference to us under the heading "Material U.S. Federal Income Tax Consequences of the Offer to Exchange and the TRW Merger" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                                   Sincerely,


                                                 /s/ Gibson, Dunn & Crutcher LLP


HB/SLT/DA/da